Exhibit 99.1

Zale Corporation Reports Second Quarter Fiscal 2010 Results

  Net earnings of $6.7 million, or $0.21 per share, compared with loss of $31.8 million, or $1.00 per share, in prior year
  Revenues of $582 million compared to $679 million in prior year
  Comparable store sales down 11.2%
  Gross margin of 49.8%, an increase of 580 basis points compared to prior year
  Second quarter SG&A reduction of $40 million year over year
  Inventory reduction of approximately $110 million year over year

DALLAS--(BUSINESS WIRE)--February 24, 2010--Zale Corporation (NYSE: ZLC) today announced that for the second fiscal quarter ended January 31, 2010, it had net earnings of $6.7 million, or $0.21 per share, compared to a net loss of $31.8 million, or $1.00 per share, in the comparable period in fiscal 2009. Aggregate revenues were $582 million, a decrease of 14.3% compared to $679 million during the second fiscal quarter of 2009.

The Company achieved gross margin on sales of 49.8% during the quarter ended January 31, 2010 compared to 44.0% in the comparable period in fiscal 2009. The 580 basis point improvement was primarily the result of less promotional activity during the Holiday selling season. Cost of sales for the quarter ended January 31, 2010 includes a $9.2 million charge for certain slow-moving inventory, compared to $2.3 million in the comparable period in fiscal 2009, which reduced gross margin by 150 basis points. Same store sales during the second fiscal quarter decreased 11.2%, compared to a decrease of 18.1% during the 2009 period. The Company has closed a total of 187 retail locations since January 31, 2009 of which 28 were closed in the quarter ended January 31, 2010.

The Company reduced aggregate selling, general and administrative expenses by $40 million during the quarter ended January 31, 2010 compared to the same period in fiscal 2009. This reduction resulted primarily from the Company’s initiatives to reduce expenses including store closures. During the quarter ended January 31, 2010, the Company recorded a non-cash $23.3 million pre-tax charge for the impairment of certain store property and equipment. Operating margin for the second quarter of fiscal 2010 was (0.6%), an improvement of 260 basis points compared to the comparable period in the prior year.

In the quarter ended January 31, 2010, the Company had an income tax benefit of $12 million, compared to tax expense of $7 million in the comparable period in the prior year. The income tax benefit was attributable to a $17 million credit recorded as a result of recent tax law changes increasing the net operating loss carry-back period to 5 years, partially offset by $5 million of tax expense related primarily to earnings from the Company’s Canadian operations.

Inventory at January 31, 2010 was $738 million, a decrease of approximately $110 million from January 31, 2009. As of January 31, 2010, the Company had outstanding debt of $368 million compared to $390 million as of January 31, 2009. Availability under the Company’s $500 million asset-backed revolving credit facility as of January 31, 2010 was approximately $67 million.

“The Board of Directors has formed a committee of independent directors to review a wide range of financing alternatives which will be formally vetted through Peter J. Solomon Company,” said Jack Lowe, Chairman of the Board of Directors. “We are at the very initial stages of this process and I am confident that it will result in an outcome that’s in the best interest of our shareholders, our employees and our customers.”

“Our primary financial focus over the next 90 days is to strengthen our liquidity profile by attracting new capital to the business,” commented Matt Appel, Chief Financial Officer. “I am confident that we will identify options to implement a long-term capital structure from which we can fuel the recovery of the business,” added Mr. Appel.

“We have made progress year over year in gross margin, expenses, earnings per share and inventory levels,” commented Theo Killion, President and Interim Chief Executive Officer. “Our direct competitors have demonstrated that the market for mid-tier jewelers has stabilized. It is critical that we focus on retail fundamentals and the core diamond business while we leverage our brand equity, capabilities and personnel to improve top line volumes,” added Mr. Killion.

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5032.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamonds and other jewelry products in North America, operating approximately 1,900 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com, www.zalesoutlet.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding estimated cost savings and inventory reductions, expectations regarding discounting, the implementation and success of merchandising initiatives, financial condition and liquidity, as well as other strategies being implemented by the Company and their future success. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy continues to perform poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the Company needs to attract additional capital in order to fulfill its business objectives and be assured of meeting the financial covenants contained in its credit agreement; the financing market remains difficult; and changes in regulatory requirements or in the Company’s private label credit card arrangement with Citibank may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2009. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2010	2009	2010	2009

Revenues	$582,252	$679,391	$911,462	$1,043,520
Cost of Sales	292,539	380,691	461,916	568,134
Gross Margin	289,713	298,700	449,546	475,386
% of Revenue	49.8%	44.0%	49.3%	45.6%
Selling, General and Administrative	251,220	290,749	452,495	514,062
% of Revenue	43.1%	42.8%	49.6%	49.3%
Cost of Insurance Operations	1,170	1,396	2,952	3,156
Depreciation and Amortization	13,168	14,944	26,531	30,044
Other Charges	27,472	13,221	27,472	13,221
Operating Loss	(3,317)	(21,610)	(59,904)	(85,097)
% of Revenue	(0.6)%	(3.2)%	(6.6)%	(8.2)%
Interest Expense	2,050	3,233	3,971	6,704
Loss Before Income Taxes	(5,367)	(24,843)	(63,875)	(91,801)
Income Tax (Benefit) Expense	(12,023)	6,933	(10,819)	(11,642)
Net Earnings (Loss)	$6,656	$(31,776)	$(53,056)	$(80,159)

Basic Earnings (Loss) Per Common Share	$0.21	$(1.00)	$(1.66)	$(2.52)
Diluted Earnings (Loss) Per Common Share	$0.21	$(1.00)	$(1.66)	$(2.52)

Weighted Average Number of Common Shares Outstanding:
Basic	32,060	31,911	32,018	31,834
Diluted	32,170	31,911	32,018	31,834

Impact on GAAP Information from Special Items for Fiscal 2009, Diluted:
	Three Months Ended		Six Months Ended
	January 31, 2009		January 31, 2009
	Amount	Per Share	Amount	Per Share
Net Loss	$(31,776)	$(1.00)	$(80,159)	$(2.52)
Store impairments	5,003	0.16	5,003	0.16
Goodwill impairment	5,020	0.16	5,020	0.16
Impact of APB 23	18,606	0.58	18,606	0.58
Loss before change in deferred revenue	(3,147)	(0.10)	(51,530)	(1.62)
Change in deferred revenue	13,999	0.44	17,300	0.54
Net Earnings (Loss), as adjusted	$10,852	$0.34	$(34,230)	$(1.08)

Impact on GAAP Information from Special Items for Fiscal 2010, Diluted:
	Three Months Ended		Six Months Ended
	January 31, 2010		January 31, 2010
	Amount	Per Share	Amount	Per Share
Net Earnings (Loss)	$6,656	$0.21	$(53,056)	$(1.66)
Store impairments	14,189	0.44	14,189	0.44
Real estate lease charges	2,569	0.08	2,569	0.08
Tax benefit from Business Assistance Act of 2009	(16,869)	(0.53)	(16,869)	(0.52)
Earnings (Loss) before change in deferred revenue	6,545	0.20	(53,167)	(1.66)
Change in deferred revenue	5,589	0.18	6,214	0.19
Net Earnings (Loss), as adjusted	$12,134	$0.38	$(46,953)	$(1.47)

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2009:
	Three Months Ended		Six Months Ended
	January 31, 2009		January 31, 2009
	Amount	%	Amount	%
Gross Margin	$298,700	44.0%	$475,386	45.6%
Inventory impairment charge	2,301	0.3%	2,301	0.2%
Gross Margin, as Adjusted	$301,001	44.3%	$477,687	45.8%

Reconciliation of GAAP Information to Non-GAAP basis for fiscal 2010:
	Three Months Ended		Six Months Ended
	January 31, 2010		January 31, 2010
	Amount	%	Amount	%
Gross Margin	$289,713	49.8%	$449,546	49.3%
Inventory impairment charge	9,194	1.5%	9,194	1.0%
Gross Margin, as Adjusted	$298,907	51.3%	$458,740	50.3%

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET DATA
(Unaudited, amounts in thousands)

	January 31, 2010	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$32,363	$68,040
Merchandise inventories	737,812	848,214
Other current assets	47,185	46,598
Total current assets	817,360	962,852

Property and equipment	679,047	720,872
Less accumulated depreciation and amortization	(481,474)	(449,578)
Net property and equipment	197,573	271,294

Other assets	187,506	142,533
Total Assets	$1,202,439	$1,376,679

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$252,767	$279,930
Deferred tax liability	63,350	61,996
Total current liabilities	316,117	341,926

Long-term debt	367,600	390,005
Other liabilities	192,831	186,064

Stockholders’ Investment	325,891	458,684

Total liabilities and stockholders’ investment	$1,202,439	$1,376,679

CONTACT:
Zale Corporation
Matt Appel, 972-580-4670
Executive Vice President and CFO
or
Steve Massanelli, 972-580-5032
Senior Vice President and Treasurer